Press Release
Exhibit 99.1

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP
REPORTS RECORD SECOND QUARTER EARNINGS

Company Reports Sixth Consecutive Quarter of Year-Over-Year
Double-Digit Growth in Corporate Adjusted EBITDA

Tulsa, Oklahoma, August 3, 2010:  Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today reported results for the second quarter ended June 30, 2010.  Net income for the 2010 second quarter was $42.3 million, or $1.40 per diluted share, compared to net income of $12.4 million, or $0.55 per diluted share, for the comparable 2009 quarter.  Net income for the second quarter of 2010 included income of $0.15 per diluted share, compared to income of $0.24 per diluted share in last year’s second quarter, both of which related to increases in fair value of derivatives.

Non-GAAP net income for the 2010 second quarter was $38.0 million, or $1.26 per diluted share, compared to non-GAAP net income of $6.9 million, or $0.30 per diluted share, for the 2009 second quarter. Non-GAAP net income (loss) excludes the (increase) decrease in fair value of derivatives and the non-cash charges related to the impairment of long-lived assets, net of related tax impact.

The Company reported Corporate Adjusted EBITDA for the second quarter of 2010 of $74.3 million, compared to $20.9 million in the second quarter of 2009.  The Company noted that it incurred merger-related expenses of $6.8 million during the quarter, negatively impacting reported results.  Excluding these merger-related expenses, Corporate Adjusted EBITDA for the second quarter of 2010 was $81.1 million.  Reconciliations of non-GAAP to GAAP results are included in Tables 3 and 4.

“The Company’s ongoing efforts in the areas of revenue management, expense control and fleet management continue to reap significant benefits, as demonstrated by our sixth consecutive quarter of year-over-year double-digit growth in Corporate Adjusted EBITDA,” said Scott L. Thompson, President and Chief Executive Officer.  “Our day-to-day focus continues to be on improving the Company’s return on assets while maximizing our cash flow.  I am pleased to report that we are on track to make 2010 the most profitable year in the history of the Company,” said Thompson.

On a same-store basis, rental revenues for locations that were open during the second quarter of both 2010 and 2009 were up 2.9 percent compared to last year’s second quarter.   For the quarter ended June 30, 2010, the Company’s total revenue was $396.2 million, as compared to $399.6 million for the comparable 2009 period.  The decline in total revenue was primarily driven by a decline in vehicle leasing revenue, resulting from a planned reduction in vehicles leased to franchisees.  Vehicle rental revenue for the quarter was consistent on a year-over-year basis as an 80 basis point improvement in rate per day offset a 50 basis point decline in rental days.  The second quarter 2010 average fleet was down 0.8 percent compared to the second quarter of 2009, while the ending fleet was up 0.9 percent from the second quarter of 2009.

“We are pleased with the results for the quarter, having realized increases in transaction days and utilization on a same-store basis, while continuing to realize pricing improvement in a more challenging and competitive pricing environment.  Based on our solid second quarter results combined with our current reservation book and our outlook for the economy, we expect revenue growth going forward,” said Thompson.

Vehicle depreciation per unit for the second quarter of 2010 totaled $193 per month as the Company continued to benefit from the overall strength of the used vehicle market, in addition to changes the Company made in 2009 to its fleet planning and remarketing operations that were designed to lower fleet depreciation costs per unit and mitigate enterprise risk.  Vehicle utilization was 80.8 percent, up 20 basis points from last year’s second quarter.

Operating expenses (direct vehicle and operating expenses and selling, general and administrative expenses) were higher in the second quarter of 2010 compared to the same quarter in 2009 primarily as a result of $6.8 million of merger-related costs incurred, in addition to a $3 million increase in self insured vehicle liability reserves related to a vicarious liability claim that is currently under appeal by the Company.  These costs were partially offset by ongoing cost reduction efforts and cost efficiency initiatives.  As a percentage of revenues, operating expenses totaled 62.7 percent of revenues in the second quarter of 2010, compared to 61.0 percent in the second quarter of 2009, primarily as a result of the cost increases noted above.

Interest expense, net of interest income, for the second quarter of 2010 declined $1.3 million on a year-over-year basis primarily as a result of approximately $300 million in net reduction in the debt outstanding for 2010 compared to 2009, partially offset by reduced interest income as the Company deployed the excess cash balances on hand in 2009 to reduce indebtedness, and to reinvest in the rental fleet.

Six Month Results

For the six months ended June 30, 2010, net income was $69.6 million, or $2.31 per diluted share, compared to net income of $3.5 million, or $0.15 per diluted share for the comparable period in 2009.  Net income for the six months ended June 30, 2010 included income of $0.29 per diluted share, compared to income of $0.38 per diluted share for the six months ended June 30, 2009, both of which related to increases in fair value of derivatives.

Non-GAAP net income for the six months ended June 30, 2010 was $61.0 million, or $2.02 per diluted share, compared to non-GAAP net loss of $4.9 million, or $0.23 loss per diluted share, for the same period in 2009.  Non-GAAP net income (loss) excludes the (increase) decrease in fair value of derivatives and the non-cash charges related to the impairment of long-lived assets, net of related tax impact.

The Company reported Corporate Adjusted EBITDA for the six months ended June 30, 2010 of $123.7 million, compared to $18.5 million for the six months ended June 30, 2009.  The Company noted that it incurred merger-related expenses of $8.5 million during the first half of 2010, negatively impacting reported results.  Excluding these merger-related expenses, Corporate Adjusted EBITDA for the six months ended June 30, 2010 was $132.2 million.  Reconciliations of non-GAAP to GAAP results are included in Tables 3 and 4.

Liquidity and Capital Resources

As of June 30, 2010, the Company had $370 million in cash and cash equivalents and an additional $114 million in restricted cash and investments primarily available for the purchase of vehicles and/or repayment of vehicle financing obligations.  The Company’s tangible net worth as of June 30, 2010 was $443 million.

During the quarter, the Company repaid $200 million of maturing medium term notes utilizing a combination of restricted cash and borrowings under newly completed fleet financing facilities.  As previously reported, the Company completed a two-year $200 million variable funding note facility in April of 2010 which was fully drawn upon issuance.  In addition, during June, the Company completed a three-year $300 million variable funding note facility that is currently undrawn, and will provide additional liquidity for repayment of the Company’s next scheduled debt maturity of $600 million of medium term notes that begin amortizing in December 2010.

2010 Outlook - Update

In addition to announcing results for the quarter, the Company reaffirmed its previously announced guidance updates for 2010 for revenue, fleet costs and Corporate Adjusted EBITDA, as well as for fleet costs for 2011.

As previously announced, the Company expects rental revenue growth in 2010 of 1 to 2 percent over 2009 as growth in the back half of 2010 is expected to more than offset the decline realized during the first half of the year.

The Company noted that it sold approximately 32,500 risk vehicles during the first half of 2010 at a cumulative pretax gain of $53.2 million.  The Company also noted that it expects gains from vehicle dispositions to decline significantly during the second half of 2010, and as a result, expects its depreciation per unit per month to be within a range from $300 to $310 per unit per month during the third and fourth quarters of 2010.  Based on results for the first half of 2010, combined with the fleet cost outlook for the third and fourth quarters, the Company expects its full year 2010 fleet cost to be $245 to $255 per unit per month.

Based on the Company’s actual results through the second quarter and its outlook for revenue and fleet costs for the remainder of 2010, the Company expects Corporate Adjusted EBITDA, excluding merger-related expenses, to be within a range of $200 million to $220 million for the full year of 2010.   The Company’s 2009 Corporate Adjusted EBITDA was $99.4 million.

In addition, the Company reaffirmed its expected fleet cost for 2011 to be within a range of $300 to $310 per unit per month.  The Company noted that the ongoing positive effects of changes made in its operations and fleet management, combined with solid macroeconomic factors in the used car market, are expected to impact fleet costs in 2011 and beyond.

About Dollar Thrifty Automotive Group, Inc.
Through its Dollar Rent A Car and Thrifty Car Rental brands, DTG has been serving value-conscious leisure and business travelers since 1950.  DTG maintains a strong presence in domestic leisure travel in virtually all of the top U.S. and Canadian airport markets, and also derives a significant portion of its revenue from international travelers to the U.S. under contracts with various international tour operators.  Dollar and Thrifty have approximately 300 corporate locations in the United States and Canada, with approximately 6,000 employees located mainly in North America.  In addition to its corporate operations, DTG maintains global service capabilities through an expansive franchise network of over 1,250 franchises in 81 countries.  For additional information, visit www.dtag.com or the brand sites at www.dollar.com and www.thrifty.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements” about our expectations, plans and performance. These statements use such words as “may,” “will,” “expect,” “believe,” “intend,” “should,” “could,” “anticipate,” “estimate,” “forecast,” “project,” “plan” and similar expressions. These statements do not guarantee future performance and Dollar Thrifty Automotive Group, Inc. assumes no obligation to update them.  Risks and uncertainties that could materially affect future results include:

•
the impact of our pending acquisition by Hertz Global Holdings, Inc. (“Hertz”) or developments involving the proposed transaction or related matters, including, among other things, diversion of management’s attention from day-to-day operations, a loss of key personnel, disruption of our operations, an inability to obtain regulatory and stockholder approvals on the terms and schedule contemplated, and the impact of pending or future litigation relating to the proposed transaction;

•
the impact of persistent pricing and demand pressures, particularly in light of the continuing volatility in the global financial and credit markets and concerns about global economic prospects and the timing and strength of a recovery, and whether consumer confidence and spending levels will continue to improve;

•	whether ongoing governmental and regulatory initiatives in the United States and elsewhere to stimulate economic growth will be successful;
•	the impact of pricing and other actions by competitors, particularly as they increase fleet sizes in anticipation of seasonal activity;
•
our ability to manage our fleet mix to match demand and meet our target for vehicle depreciation costs, particularly in light of the significant increase in the level of risk vehicles (i.e., those vehicles not acquired through a guaranteed residual value program) in our fleet and our exposure to the used vehicle market;

•
the cost and other terms of acquiring and disposing of automobiles and the impact of conditions in the used vehicle market on our vehicle cost and our ability to reduce our fleet capacity as and when projected by our plans;

•	the timing and strength of a recovery in the U.S. automotive industry, particularly in light of our dependence on vehicle supply from U.S. automotive manufacturers;
•	the effectiveness of actions we take to manage costs and liquidity;
•	our ability to obtain cost-effective financing as needed (including replacement of asset backed notes and other indebtedness as it comes due) without unduly restricting operational flexibility;

•
our ability to comply with financial covenants or to obtain necessary amendments or waivers, and the impact of the terms of any required amendments or waivers, such as potential reductions in lender commitments;

•
our ability to manage the consequences under our financing agreements of an event of bankruptcy with respect to any of the monoline insurers that provide credit support for our asset backed financing structures;

•
the potential for significant cash tax payments in 2010 as a result of the reduction in our fleet size, our use of bonus depreciation methods and the resulting impact of our inability to defer gains on the disposition of our vehicles under our like-kind exchange program;

•	airline travel patterns, including disruptions or reductions in air travel resulting from airline bankruptcies, industry consolidation, capacity reductions and pricing actions or other events;
•	local market conditions where we and our franchisees do business, including whether franchisees will continue to have access to capital as needed;
•	volatility in gasoline prices;
•	access to reservation distribution channels;
•	disruptions in the operation or development of information and communication systems that we rely on, including those relating to methods of payment;
•
the cost of regulatory compliance, costs and other effects of potential future initiatives, including those directed at climate change and its effects, and the costs and outcome of pending litigation; and

•	the impact of natural and man-made catastrophes and terrorism.

Forward-looking statements should be considered in light of information in this press release and other filings we make with the Securities and Exchange Commission (“SEC”).

Important Information for Investors and Stockholders
This document does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. Hertz has filed with the SEC a preliminary registration statement on Form S-4 (registration statement number 333-167085) that includes a preliminary proxy statement of DTG that also constitutes a preliminary prospectus of Hertz. Hertz and DTG also plan to file other documents with the SEC regarding the proposed transaction. After the registration statement has been declared effective by the SEC, a definitive proxy statement/prospectus will be mailed to stockholders of DTG. INVESTORS AND STOCKHOLDERS OF DTG ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and stockholders may obtain free copies of the proxy statement/prospectus and other documents containing important information about Hertz and DTG, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by Hertz are also available free of charge on Hertz’s internet website at www.hertz.com or by contacting Hertz’s Investor Relations Department at 201-307-2100. Copies of the documents filed with the SEC by DTG are available free of charge on DTG’s internet website at www.dtag.com or by contacting DTG’s Investor Relations Department at 918-669-2119. Hertz, DTG, their respective directors and certain of their executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of DTG in connection with the proposed transaction. Information about the directors and executive officers of Hertz is set forth in its proxy statement for its 2010 annual meeting of stockholders, which was filed with the SEC on April 9, 2010.

Information about the directors and executive officers of DTG is set forth in its proxy statement for its 2010 annual meeting of stockholders, which was filed with the SEC on April 27, 2010. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the preliminary proxy statement/prospectus and will be contained in other relevant materials to be filed with the SEC when they become available.

Contacts:

Financial:
H. Clifford Buster III
Chief Financial Officer
(918) 669-3277

Investor Relations:
Kindra Marts
Director – Investor Relations
(918) 669-2119

					Table 1
Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Income
(In thousands, except share and per share data)
Unaudited

	Three months ended		As % of
	June 30,		Total revenues
	2010	2009	2010		2009
Revenues:
Vehicle rentals	$380,078	$379,194	95.9%		94.9%
Other	16,149	20,419	4.1%		5.1%
Total revenues	396,227	399,613	100.0%		100.0%

Costs and Expenses:
Direct vehicle and operating	193,365	191,674	48.8%		48.0%
Vehicle depreciation and lease charges, net	63,294	122,254	16.0%		30.6%
Selling, general and administrative	55,132	52,118	13.9%		13.0%
Interest expense, net	21,649	22,922	5.4%		5.7%
Long-lived asset impairment	239	-	0.1%		0.0%
Total costs and expenses	333,679	388,968	84.2%		97.3%

(Increase) decrease in fair value of derivatives	(7,504)	(9,409)	(1.9%	)	(2.3%	)

Income before income taxes	70,052	20,054	17.7%		5.0%

Income tax expense	27,789	7,650	7.0%		1.9%

Net income	$42,263	$12,404	10.7%		3.1%

Earnings per share:
Basic	$1.48	$0.58
Diluted	$1.40	$0.55

Weighted average number
of shares outstanding:
Basic	28,609,565	21,561,578
Diluted	30,232,815	22,719,628

					Table 1 (Continued)
Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Income
(In thousands, except share and per share data)
Unaudited

	Six months ended		As % of
	June 30,		Total revenues
	2010	2009	2010		2009
Revenues:
Vehicle rentals	$712,562	$724,507	95.7%		95.1%
Other	31,995	37,528	4.3%		4.9%
Total revenues	744,557	762,035	100.0%		100.0%

Costs and Expenses:
Direct vehicle and operating	373,223	376,690	50.1%		49.4%
Vehicle depreciation and lease charges, net	122,328	242,238	16.4%		31.8%
Selling, general and administrative	103,482	99,005	13.9%		13.0%
Interest expense, net	43,057	49,076	5.9%		6.5%
Long-lived asset impairment	239	261	0.0%		0.0%
Total costs and expenses	642,329	767,270	86.3%		100.7%

(Increase) decrease in fair value of derivatives	(14,874)	(14,454)	(2.0%	)	(1.9%	)

Income before income taxes	117,102	9,219	15.7%		1.2%

Income tax expense	47,547	5,755	6.4%		0.7%

Net income	$69,555	$3,464	9.3%		0.5%

Earnings per share: (a)
Basic	$2.43	$0.16
Diluted	$2.31	$0.15

Weighted average number
of shares outstanding:
Basic	28,566,330	21,522,527
Diluted	30,138,664	22,416,229

(a) The underlying diluted per share information is calculated from the weighted average common and common stock equivalents outstanding during each quarter, which may fluctuate based on quarterly income levels and market prices. Therefore, the sum of the quarters' per share information may not equal the total year amounts.

					Table 2

Dollar Thrifty Automotive Group, Inc.
Selected Operating and Financial Data

	Three months ended June 30, 2010		Six months ended June 30, 2010
OPERATING DATA:

Vehicle Rental Data:

Average number of vehicles operated	108,513		101,616
% change from prior year	(0.8%	)	(2.9%	)
Number of rental days	7,976,074		14,813,812
% change from prior year	(0.5%	)	(3.8%	)
Vehicle utilization	80.8%		80.5%
Percentage points change from prior year	0.2 p.p.		(0.8) p.p.
Average revenue per day	$47.65		$48.10
% change from prior year	0.8%		2.3%
Monthly average revenue per vehicle	$1,168		$1,169
% change from prior year	1.0%		1.3%

Average depreciable fleet	109,325		102,524
% change from prior year	(2.1%	)	(4.1%	)
Monthly average depreciation (net) per vehicle	$193		$199
% change from prior year	(47.1%	)	(47.4%	)

FINANCIAL DATA: (in millions) (unaudited)

Non-vehicle depreciation and amortization	$7		$14
Non-vehicle interest expense	3		5
Non-vehicle interest income	(1)		(1)
Non-vehicle capital expenditures	7		13
Cash paid for income taxes	58		61

			Table 2 (Continued)

Selected Balance Sheet Data
(In millions)

	June 30,		December 31,
	2010	2009	2009
	(unaudited)

Cash and cash equivalents (b)	$370	$263	$500
Restricted cash and investments	114	545	623
Revenue-earning vehicles, net	1,726	1,465	1,229

Vehicle debt	1,396	1,685	1,570
Non-vehicle debt (corporate debt)	153	158	158
Stockholders' equity	468	222	394

Tangible Net Worth Calculation
(In millions)

	June 30,		December 31,
	2010	2009	2009
	(unaudited)

Stockholders' equity	$468	$222	$394
Less: Intangible assets, net	(25)	(28)	(26)
Tangible net worth	$443	$194	$368

(b) Under the terms of a February 2009 amendment to the Senior Secured Credit Facilities, the Company is required to maintain a minimum cash balance of $100 million at all times, such minimum balance is included in cash and cash equivalents herein.

				Table 3
Dollar Thrifty Automotive Group, Inc.
Non-GAAP Measures

Non-GAAP pretax income (loss), Non-GAAP net income (loss) and Non-GAAP EPS exclude the impact of the (increase) decrease in fair value of derivatives and the impact of long-lived asset impairments, net of related tax impact (as applicable), from the reported GAAP measure. Due to volatility resulting from the mark-to-market treatment of the derivatives and the nature of the non-cash impairments, the Company believes non-GAAP measures provide an important assessment of year-over-year operating results. See tables below for a reconciliation of non-GAAP to GAAP results.

The following table reconciles reported GAAP pretax income (loss) per the income statement to non-GAAP pretax income (loss):

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
	(in thousands)		(in thousands)

Income before income taxes - as reported	$70,052	$20,054	$117,102	$9,219

(Increase) decrease in fair value of derivatives	(7,504)	(9,409)	(14,874)	(14,454)

Long-lived asset impairment	239	-	239	261

Pretax income (loss) - non-GAAP	$62,787	$10,645	$102,467	$(4,974)

The following table reconciles reported GAAP net income (loss) per the income statement to non-GAAP net income (loss):

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
	(in thousands)		(in thousands)

Net income - as reported	$42,263	$12,404	$69,555	$3,464

(Increase) decrease in fair value of derivatives, net of tax (c)	(4,400)	(5,533)	(8,722)	(8,500)

Long-lived asset impairment, net of tax (d)	146	-	146	114

Net income (loss) - non-GAAP	$38,009	$6,871	$60,979	$(4,922)

The following table reconciles reported GAAP diluted earnings (loss) per share ("EPS") to non-GAAP diluted EPS:

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009

EPS, diluted - as reported	$1.40	$0.55	$2.31	$0.15

EPS impact of (increase) decrease in fair value of derivatives, net of tax	(0.15)	(0.24)	(0.29)	(0.38)

EPS impact of long-lived asset impairment, net of tax	-	-	-	0.01

EPS, diluted - non-GAAP (e)	$1.26	$0.30	$2.02	$(0.23)

(c)  The tax effect of the (increase) decrease in fair value of derivatives is calculated using the entity-specific, U.S. federal and blended state tax rate applicable to the derivative instruments which amounts are ($3,104,000) and ($3,876,000) for the three months ended June 30, 2010 and 2009, respectively, and ($6,152,000) and ($5,954,000) for the six months ended June 30, 2010 and 2009, respectively.

(d) The tax effect of the long-lived asset impairment is calculated using the tax-deductible portion of the impairment and applying the entity-specific, U.S. federal and blended state tax rate which amount is $93,000 for the three and six months ended June 30, 2010 and $147,000 for the six months ended June 30, 2009.

(e) Since each category of earnings per share is computed independently for each period, total per share amounts may not equal the sum of the respective categories.

				Table 4
Dollar Thrifty Automotive Group, Inc.
Non-GAAP Measures

Corporate Adjusted EBITDA means earnings, excluding the impact of the (increase) decrease in fair value of derivatives, before non-vehicle interest expense, income taxes, non-vehicle depreciation, amortization, and certain other items as recapped below. The Company believes Corporate Adjusted EBITDA is important as it provides investors with a supplemental measure of the Company's liquidity by adjusting earnings to exclude certain non-cash items, in addition to its relevance as a measure of operating performance.  The items excluded from Corporate Adjusted EBITDA but included in the calculation of the Company's reported net income are significant components of its consolidated statement of income, and must be considered in performing a comprehensive assessment of overall financial performance.  Corporate Adjusted EBITDA is not defined under GAAP and should not be considered as an alternative measure of the Company's net income, cash flow or liquidity. Corporate Adjusted EBITDA amounts presented may not be comparable to similar measures disclosed by other companies.

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
	(in thousands)		(in thousands)
Reconciliation of Net Income to
Corporate Adjusted EBITDA

Net income - as reported	$42,263	$12,404	$69,555	$3,464

(Increase) decrease in fair value of derivatives	(7,504)	(9,409)	(14,874)	(14,454)
Non-vehicle interest expense	2,410	2,665	4,837	7,419
Income tax expense	27,789	7,650	47,547	5,755
Non-vehicle depreciation	5,513	4,831	10,326	10,171
Amortization	1,869	2,022	3,701	4,020
Non-cash stock incentives	1,728	788	2,412	1,906
Long-lived asset impairment	239	-	239	261
Other	(10)	(8)	(22)	(8)

Corporate Adjusted EBITDA	$74,297	$20,943	$123,721	$18,534

Reconciliation of Corporate Adjusted EBITDA
to Cash Flows From Operating Activities

Corporate Adjusted EBITDA	$74,297	$20,943	$123,721	$18,534

Vehicle depreciation, net of gains/losses from disposal	63,279	121,997	122,295	241,808
Non-vehicle interest expense	(2,410)	(2,665)	(4,837)	(7,419)
Change in assets and liabilities, net of acquisitions, and other	(51,343)	(28,138)	(57,635)	6,591
Net cash provided by operating activities	$83,823	$112,137	$183,544	$259,514

Memo:
Net cash provided by / (used in) investing activites	$(190,561)	$(33,307)	$(132,162)	$323,840
Net cash provided by / (used in) financing activities	$24,540	$(9,323)	$(181,910)	$(650,482)

			Table 4 (Continued)
	Full Year
	2010	2009
	(in millions)
Reconciliation of Pretax Income to	(forecasted)	(actual)
Corporate Adjusted EBITDA

Pretax income	$152 - $172	$81

(Increase) decrease in fair value of derivatives (2010 amount is YTD June 2010)	(15)	(29)
Non-vehicle interest expense	10	13
Non-vehicle depreciation	21	19
Amortization	7	8
Non-cash stock incentives	4	5
Long-lived asset impairment	-	2
Merger-related costs (f)	21	-

Corporate Adjusted EBITDA, excluding merger-related costs	$200 - $220	$99

(f) Merger-related costs include legal, litigation, advisory and other fees related to a potential merger transaction. These costs are added into the Company's Corporate Adjusted EBITDA reconciliation to make the 2010 period comparable with the 2009 period.